Exhibit 23.1

Moores Rowland Mazars

Consent of Independent Auditors

We consent to the inclusion in the registration statement of Post-Effective Amendment No. 6 to the Form F-1 of our report dated March 30, 2004 on our audits of the consolidated financial statements of LJ International Inc. as of December 31, 2003, December 31, 2002 and April 30, 2002 and for the year ended December 31, 2003, for the eight-month period ended December 31, 2002 and for each of the years in the two-year period ended April 30, 2002. We also consent to the reference to our firm under the caption “Experts”.

/s/ Moores Rowland Mazars
Moores Rowland Mazars
Chartered Accountants
Certified Public Accountants, Hong Kong

Dated: May 19, 2004